N E W S   R E L E A S E

[GRAPHIC OMITTED] EAGLE BANK

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LIBERTY BANK                                 EAGLE BANK

Contact:   Marie T. O'Neill                  Contact:    Rosellyn G. Giampietro
           Senior Vice President                         Vice President
           Director of Marketing                         Director of Marketing
           (860) 344-7271                                (860) 584-6323

             LIBERTY BANK TO PURCHASE MIDCONN OFFICE IN MIDDLEFIELD

(April 28, 1997) -- Liberty Bank announced today that the Middlefield office of MidConn Bank will become part of Liberty Bank on June 28, 1997. The new Middlefield office will be Liberty's 27th Community Banking Office, and its 15th office in Middlesex County.

"We're very excited about this opportunity to strengthen our commitment to customers in northern Middlesex County," stated Rick Bellows, President and Chief Executive Officer of Liberty Bank. "This office solidly positions us in the heart of our home area and enables us to better serve the families and businesses of Middlefield," Bellows continued.

In 1982, Liberty opened an office on Washington Street in Middletown to enhance service to its customers on the western side of the city and in Middlefield. Liberty opened an office in Durham in 1994 to better serve customers in Durham and Middlefield. Currently, over 800 of Middlefield's 1,500 households bank with Liberty.

Liberty has asked MidConn employees who work at the Middlefield branch to stay on. "We've invited the current employees to become part of the Liberty 'family' and continue providing their customers with excellent service," Bellows commented.

Liberty will purchase the Middlefield branch of MidConn Bank upon completion of the merger between Eagle Bank and MidConn. On January 28, 1997, Eagle Bank announced its intention to acquire MidConn Bank on or about June 1, 1997, pending regulatory and shareholder approval. Liberty Bank, also subject to regulatory approval, expects to complete the Middlefield branch purchase by June 28, 1997.

"Eagle is fortunate to have found a bank such as Liberty to purchase the Middlefield Office. Liberty shares Eagle's commitment to providing quality products and superior service to customers," according to Robert Britton, President and Chairman of Eagle Bank.

Liberty Bank, with assets of $1.3 billion, has 26 community banking offices and more than 150,000 customers in central, eastern and shoreline communities. Eagle Bank currently has assets of $1.5 billion and operates 23 offices in Hartford and Litchfield counties.


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Eagle Bank is a subsidiary of Eagle Financial Corp.
222 Main Street, P.O. Box 0988, Bristol, CT 06010/860-314-6400/860-314-6404(fax)